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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 RISCORP, INC.
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                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  RISCORP LOGO

                                  June 9, 2000

Dear Shareholder:

     Attached to this letter is a brief supplement to our Proxy Statement, dated May 11, 2000, which involves our pending merger with Griffin Acquisition Corp. The supplement explains a recent development in our litigation against Zenith Insurance Company and Arthur Andersen LLP in which we seek to recover additional amounts from Zenith in connection with our asset sale to Zenith in 1998. Class A shareholders are entitled to receive an additional pro rata amount in the event RISCORP obtains a recovery.

     The Board of Directors continues to believe that this transaction is in the best interests of the Class A shareholders.

     ANOTHER PROXY AND RETURN ENVELOPE ARE ENCLOSED FOR YOUR CONVENIENCE. IF YOU HAVE NOT RETURNED YOUR PROXY, PLEASE TAKE A FEW MINUTES TO VOTE YOUR PROXY TODAY. IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY AND WOULD LIKE TO CHANGE YOUR VOTE, PLEASE USE THE ENCLOSED PROXY AND RETURN ENVELOPE. YOUR VOTE IS IMPORTANT.

     This letter and the accompanying Supplement to the Proxy Statement are first being mailed to RISCORP's shareholders on or about June 9, 2000.

     If you have any questions about this Supplement or the Proxy Statement, please let me hear from you.

                                           Sincerely,

                                           /s/ Walter E. Riehemann
                                           Walter E. Riehemann
                                           President

                                    RISCORP

                         SUPPLEMENT TO PROXY STATEMENT

                                  JUNE 9, 2000

                             ---------------------

     As more fully described in the Proxy Statement, upon completion of the merger, each share of Class A Common Stock will receive a cash payment of $2.85 without interest and less any required withholding taxes, subject to adjustment as set forth in the merger agreement, plus a contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith Insurance Company or other specified parties in connection with RISCORP's sale of assets to Zenith in 1998.

     On January 5, 2000, RISCORP filed suit against Zenith and Arthur Andersen LLP seeking to recover either $18,057,000 or $5,872,000, plus interest, depending on the findings of the court about the nature of the neutral auditors' alleged errors. On March 16, 2000, Zenith initiated an arbitration proceeding seeking (1) an order barring RISCORP under the Settlement Agreement from challenging an $18,057,000 adjustment made by Arthur Andersen LLP in connection with deciding the final purchase price, (2) a determination that RISCORP had breached the Settlement Agreement by bringing certain counts of the court action, (3) damages, attorney's fees and expenses caused by RISCORP's alleged breach, and (4) if the Settlement Agreement did not bar RISCORP from seeking to recover the $18,057,000, then a finding that RISCORP had fraudulently induced Zenith to enter the Settlement Agreement. RISCORP's suit against Zenith has not proceeded pending resolution of Zenith's claims in arbitration.

     On June 1, 2000, an independent arbitrator ruled against Zenith and in favor of RISCORP on all matters before the arbitrator. This means that RISCORP is not barred by the Settlement Agreement from seeking to recover from Zenith either $18,057,000 or $5,872,000, depending on the nature of the neutral auditors' alleged errors. RISCORP will now proceed promptly with its lawsuit. Given the uncertainties inherent in litigation, even though RISCORP was successful in this arbitration, there can be no assurance that RISCORP ultimately will be successful in this litigation and, accordingly, it is possible that holders of Class A Common Stock will only receive the $2.85 cash payment in the merger.